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                                                                   EXHIBIT 10(d)
LOGO JWP

                                                          Corporate Headquarters

                                                                 Andrew T. Dwyer
                                                                        Chairman
                                                     and Chief Executive Officer



                                                 November 16, 1992


Mr. Edward F. Kosnik
9 Ashton Drive
Greenwich, Connecticut 06831

Dear Ed:

  It is my pleasure to confirm our offer of employment to you and welcome you to the JWP team. The following are the agreed upon terms of our offer:

  1. Position. Executive Vice President, Chief Financial Officer and member of
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the Board of Directors of JWP, reporting to Andrew T. Dwyer, Chairman and Chief
Executive Officer.

  2. Base Salary. $400,000
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  3. Annual Bonus. You will participate in the Executive Bonus Program
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consistent with other executive officers of the Company.

  4. Restricted Stock. 100,000 shares of JWP common stock will be granted to
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you on your date of hire. The shares will vest and restrictions on their transfer of sale will lapse, with respect to one-third of the shares on November 24, 1993, one-third on November 24, 1994, and one-third on November 24, 1995.

  If all the shares are not vested, the unvested shares will be forfeited if you terminate your employment with the Company or if you are terminated with Cause. The shares will become fully vested if you are terminated by the Company for any reason other than Cause or if there is a Change of Control of JWP and within three months thereafter you elect to terminate your employment with the Company.

  The term of this agreement shall be memorialized in a separate restricted stock grant agreement.

  5. Stock Options. You will be granted options, at an option price equal to
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the average of the high and low prices for a share of JWP common stock on
November 24, 1992, to purchase 100,000 shares of JWP common stock; the options shall become



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exercisable as follows: one-third on November 24, 1993, one-third on November
24, 1994, and one-third on November 24, 1995. The terms of this agreement shall be memorialized in the form of the Company's standard stock option agreement. The options will become fully vested if you are terminated by the Company for any reason other than the Cause or if there is a Change of Control of JWP and within three months thereafter you elect to terminate your employment with the Company. After one year of employment, the Board of Directors will consider an additional stock option grant to you based on its assesment of your performance.

  6. Car Allowance. You will be paid a monthly car allowance of $700 per month.
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  7. Benefits. You will be eligible to participate in the Company's money
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purchase plan, ESOP, 401-K plan. and medical, hospitalization, life and disability insurance plans, subject to the terms of such plans.

  8. Start Date. Your employment will begin as of November 24, 1992 and you
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will become an officer and director as of December 1, 1992.

  9. Separation Pay. If there is a Change of Control of JWP and within three
     --------------
months thereafter you elect to terminate your employment with JWP or if you are terminated by JWP for any reason other than for Cause, you will continue to receive your base salary for one year from the date of termination plus the sum of $200,00 which shall be payable upon such termination of your employment. For purposes hereof a Change of Control shall be deemed to have occurred if, as a result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor of the Company; provided that no Change of Control shall have been deemed to have occurred so long as Andrew T. Dwyer continues to be the Chief Executive Officer of the Company.

  10. Cause. For purposes hereof, the term "Cause" shall mean (i) any willful
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misconduct by you in connection with the performance of your duties hereunder, including without limitation misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any willful and intentional act having the effect of injuring the reputation, business or business relationships of the Company; (ii) willful failure, neglect or refusal to perform your duties; (iii) conviction (or nolo contendere plea) in connection with a felony misdemeanor involving moral turpitude or which in the opinion of the Board of Directors of the Company

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is inimicable to the best interests of the Company; or (iv) admission to an act of fraud, theft or dishonesty against the Company.

  This letter is not to be considered an agreement for employment for a term, and your employment is one "at will". Accordingly, subject to the provisions hereof, you may terminate your employment at any time and similarly JWP may terminate your employment at any time and similarly JWP may terminate your employment at any time.

  I look forward to working with you.

                                          Sincerely,

                                          JWP INC.

                                          By: /s/ Andrew T. Dwyer
                                             ------------------------
                                             Andrew T. Dwyer
                                             Chairman of the Board
                                             and President

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